Exhibit 10.20

AWARD AGREEMENT FOR NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK UNITS

UNDER THE CENTURI HOLDINGS, INC.

OMNIBUS INCENTIVE PLAN

This Award Agreement for Non-Employee Director Restricted Stock Units (this “Award Agreement”) is dated as of [•], by and between Centuri Holdings, Inc., a Delaware corporation (the “Company”), and [•] (the “Participant”), pursuant to the Centuri Holdings, Inc. Omnibus Incentive Plan (the “Plan”). Capitalized terms that are used, but not defined, in this Award Agreement shall have the meaning set forth in the Plan, and the Plan is incorporated by reference into this Award Agreement.

Overview of Your Award

Number of Restricted Stock Units Granted: [●]

Date of Grant: [●]

Vesting Schedule:

Subject to the Participant’s Continuous Service with the Company or a Related Entity, and other terms and conditions set forth in the Plan and this Award Agreement, the Units shall become fully vested on the date immediately before the first annual meeting of the stockholders of the Company following the Date of Grant (the “Vesting Date”), unless otherwise provided in this Award Agreement.

1. Grant of Units. The Company hereby grants the Participant an Award of Restricted Stock Units covering the number of Shares set forth above (the “Units”) under the Plan, subject to the terms and conditions of the Plan and this Award Agreement. The Units are granted in consideration of the services to be rendered by the Participant to the Company or a Related Entity. Each Unit represents the right to receive one Share (or the cash equivalent thereof) if the Units vest. The Units shall be credited to a separate account maintained for the Participant on the books and records of the Company. All amounts credited to the Participant’s account shall continue for all purposes to be part of the general assets of the Company. Unless and until such time as Shares are issued in settlement of the vested Units, the Participant shall not have any of the rights of a stockholder of the Company with respect to any of the Shares, including any voting rights or rights with respect to dividends paid on the Shares. The Units or the rights relating thereto may not be sold, transferred, pledged, attached, assigned, or otherwise alienated or encumbered by the Participant in any manner, whether voluntarily, by operation of law, or otherwise. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Units or the rights relating thereto shall be wholly ineffective.

2. Vesting of Units. Except as otherwise provided herein, the Units will vest on the Vesting Date, subject to the Participant’s Continuous Service through the Vesting Date.

3. Forfeiture of Units. Except as provided otherwise in Section 4 below, unvested Units shall be forfeited upon a termination of the Participant’s Continuous Service. The Participant agrees to execute such documentation that may be reasonably requested by the Company or a Related Entity in connection with such forfeiture. All rights of the Participant with respect to any forfeited Units shall cease and terminate upon forfeiture of such Units, without any further obligation on the part of the Company or a Related Entity.

4. Termination of Continuous Service.

(a) Death, Disability or a Termination Without Cause. If, prior to the Vesting Date, the Participant’s Continuous Service is terminated (i) due to the Participant’s death, (ii) by the Company following the Participant incurring a Disability or (iii) due to a termination without Cause, the Units shall become fully vested as of the date of such termination.

(b) Other Terminations. For the avoidance of doubt, if the Participant’s Continuous Service is terminated for any reason other than those set forth in Section 4(a) prior to the applicable Vesting Date, then any unvested Units shall be forfeited and the Participant’s rights with respect to any unvested Units shall cease and terminate, without any further obligation on the part of the Company or a Related Entity.

5. Dividend Equivalent Rights. From the Date of Grant and until the Units are settled pursuant to Section 6, the Participant’s account will be credited with Dividend Equivalent Rights (without interest and earnings) at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on Shares. Any such Dividend Equivalent Rights shall be valued as of the date on which they are credited to the Participant and, unless determined otherwise by the Company, reallocated to additional Units. Such additional Units may also earn Dividend Equivalent Rights and shall vest in accordance with the Vesting Schedule as if such Units had been issued on the Date of Grant. Dividend Equivalent Rights shall be subject to the same vesting and forfeiture restrictions as the Units to which they are attributable.

6. Settlement of Units.

(a) Settlement After Outside Date. If the Units vest after the date of the distribution of Shares by Southwest Gas Holdings, Inc. (“Parent”) to its shareholders in a transaction intended to be governed by Section 355 of the Code (or such date that Parent notifies the Company that no such distribution will occur) (the “Outside Date”), as soon as administratively possible, as determined solely by the Company, but within 60 days following the Vesting Date (which, for clarity, would be the earlier of the date of termination described in Section 4 or the Vesting Date), the Participant shall receive a number of Shares equal to the number of Units that vest on the applicable Vesting Date (including any vested Units attributable to Dividend Equivalent Rights), and a cash payment in respect of any Dividend Equivalent Rights paid in cash). Upon a distribution of Shares as provided herein, the Company shall cause the Shares then being distributed to be registered in the Participant’s name. From and after the date of receipt of such distribution, the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such Shares subject to applicable Company policies and state and federal regulations.

(b) Settlement Prior to Outside Date. If the Units vest on or prior to the Outside Date, the Units shall be settled in cash rather than Shares unless Parent has provided written consent that the Units may be settled in Shares pursuant to Section 6(a), with the amount of cash being equal to the product of the Fair Market Value of a Share on the Vesting Date, multiplied by the number of Units that vest on the applicable Vesting Date and with such payment occurring on the same date that Shares would have otherwise been issued.

7. Administration. This Award Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan. Any inconsistency between this Award Agreement and the Plan shall be resolved in favor of the Plan.

8. Holding Requirements. The Participant shall accumulate Shares with a target value of a multiple of five times the Participant’s annual cash retainer, which requirement shall be fulfilled within five years following the Participant’s beginning of Board service.

9. Section 409A. This Award Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Any distribution pursuant to this Award Agreement that is subject to the requirements of Section 409A may only be made in a manner and upon an event permitted by Section 409A. Payments upon termination of Continuous Service may only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, neither the Company nor any Related Entity makes any representations that the payments and benefits provided under this Award Agreement comply with Section 409A and in no event shall the Company or any Related Entity be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. Notwithstanding anything to the contrary herein, if the Participant is a “specified employee” as defined in Section 409A, in the case of a distribution of Shares due to any termination, other than due to death, to the extent required to avoid incurring taxes under Section 409A, the distribution of Shares (and any Dividend Equivalent Rights) in respect of the vested Units shall not occur until the date which is six months following the Termination Date (or, if earlier, upon the death of the Participant). Upon a distribution of Shares as provided herein, the Company shall cause the Shares then being distributed to be registered in the Participant’s name. From and after the date of receipt of such distribution, the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such Shares subject to applicable Company policies and state and federal regulations.

10. Miscellaneous.

(a) Nothing in this Award Agreement or the Plan shall interfere with or limit in any way the right of the Company or any Related Entity to terminate the Participant’s Continuous Service, nor confer upon the Participant any right to continued service with the Company or any Related Entity or continued service as a Board member.

(b) Upon the approval of the Board in its sole discretion, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement without the Participant’s written consent.

(c) The Participant shall not have voting rights with respect to the Units until the Units are settled and have been distributed as Shares.

(d) This Award Agreement shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) This Award Agreement shall be governed by the corporate laws of the State of Delaware, without giving effect to any conflict of law provisions that might otherwise refer construction or interpretation of this Award Agreement or the Plan to the substantive law of another jurisdiction.

(f) Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

The Participant acknowledges that this Award Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the Units granted pursuant to this Award Agreement. The Participant has reviewed and fully understands all provisions of this Award Agreement and the Plan in their entirety and agrees to be bound by the determinations of the Committee and Parent. The Participant acknowledges that Units awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the Units are vested and the Units are settled in the form of Shares. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Units or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

CENTURI HOLDINGS, INC.

By:
William J. Fehrman
President and Chief Executive Officer

PARTICIPANT

By:
[●]

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